EXHIBIT 16.1

May 19, 2015

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

We have read the statements of Have Gun Will Travel Entertainment, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated May 19, 2015 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC